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                                  EXHIBIT 23.2



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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference into this Registration Statement on Form S-8 for the 1996 Stock Option Plan of Brightpoint Inc., and the related prospectus, of our report dated February 23, 1996, relating to the combined balance sheets of Allied Communications, Inc. and its affiliates for the year ended December 31, 1995 and the related combined statements of income, stockholders' equity and cash flows for the years ended December 31, 1994 and 1995 incorporated by reference into the Annual Report on Form 10-K of Brightpoint, Inc. for the year ended December 31, 1996. We also consent to the reference of our Firm under the caption "Experts."


COOPERS & LYBRAND L.L.P.

Philadelphia, Pennsylvania
September 24, 1997